Exhibit 8.1
Subsidiaries of Adecoagro S.A.

Majority Owned Subsidiaries:

	Name	Place of Incorporation
1	Adecoagro GP S.à r.l.	Luxembourg
2	Adecoagro LP S.C.S	Luxembourg
3	Kadesh Hispania S.L.U.	Spain
4	Leterton España S.L.U.	Spain
5	Global Calidon S.L.	Spain
6	Global Acamante S.L.	Spain
7	Global Mirabilis S.L.	Spain
8	Global Carelio S.L.	Spain
9	Global Asterion S.L.U.	Spain
10	Global Pindaro S.L.U.	Spain
11	Global Acasto S.L.U.	Spain
12	Global Pileo S.L.U.	Spain
13	Global Anceo S.L.	Spain
14	Global Laertes S.L.U.	Spain
15	Peak Texas S.L.U.	Spain
16	Global Hisingen S.L.	Spain
17	Global Neimoidia S.L.U.	Spain
18	Adeco Agropecuaria S.A.	Argentina
19	Pilagá S.A.	Argentina
20	Cavok S.A.	Argentina
21	Establecimientos El Orden S.A.	Argentina
22	Agro Invest S.A.	Argentina
23	Forsalta S.A.	Argentina
24	Bañado del Salado S.A.	Argentina
25	Dinaluca S.A.	Argentina
26	Compañía Agroforestal de Servicios y Mandatos S.A.	Argentina
27	Girasoles del Plata S.A. (previously CHS AGRO S.A.)	Argentina
28	Maní del Plata S.A.	Argentina
29	L3N S.A.	Argentina
30	Energia Agro	Argentina
31	Ladelux S.A.	Uruguay
32	Kelizer S.A.	Uruguay
33	Adecoagro Uruguay S.A. (previously Agroglobal S.A. )	Uruguay
34	Adecoagro Brasil Participações S.A.	Brazil
35	Adeco Agropecuária Brasil S.A.	Brazil
36	Usina Monte Alegre Ltda.	Brazil
37	Adecoagro Vale do Ivinhema S.A.	Brazil
38	Adecoagro Agr. e Participações Ltda.	Brazil
39	Adecoagro Energia Ltda.	Brazil
40	Monte Alegre Energía Ltda.	Brazil
41	Angélica Energia Ltda.	Brazil

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Non consolidated Affiliated Entities
	Name	Place of Incorporation
1	Humber Holdings S.A.	Argentina
2	Sima Software S.A.	USA

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